February 19, 2002


Michael Stone
19 Pembroke Drive
Glen Cove, New York 11542

Dear Michael:

      This letter (the "Agreement") is written to memorialize the agreement between Schick Technologies, Inc. (the "Company") and you concerning, and made in consideration of, your continued employment as Executive Vice President of the Company. As Executive Vice President, you will continue to have total responsibility for sales and marketing of the Company's products, domestically and internationally, and you will report to Jeffrey Slovin, the Company's President and COO. Your term of employment under this letter Agreement shall be for a period of two (2) years, commencing as of January 14, 2002 (the "Effective Date").

      Additional terms of your employment are as follows:

o Your initial base salary hereunder shall be $210,000 per annum, and you shall be eligible for annual merit, and/or cost-of living increases as may be determined by the Executive Compensation Committee of the Board of Directors.

o On or before August 1, 2003, you shall receive a performance bonus (the "Performance Bonus") equal to 0.5% of the Company's earnings before income taxes, depreciation and amortization (EBITDA) for the fiscal year ended March 31, 2003, but only in the event that: (i) you have remained continuously employed hereunder through August 1, 2003; and (ii) the Company's net revenue for the fiscal year ended March 31, 2003, as reported in its Annual Report on Form 10-K, exceeds $28 million.

o You shall receive six (6) months of severance pay as well as a pro-rated Performance Bonus in the event that you are dismissed from employment hereunder without cause.

o You shall be granted 75,000 options, having an exercise price equal to the average closing price of the Company's publicly-traded stock during the 5-day trading period ending on the Effective Date of this Agreement. The vesting schedule for these options shall be as follows: 12,500 options shall vest immediately; an additional 25,000 options shall vest on January 14, 2003; an additional 25,000 options shall vest on January 14, 2004; and the final 12,500 options shall vest on January 14, 2005.

o All of your unvested options will immediately vest in the event that you have been terminated from employment hereunder without cause.

o All of your unvested options will immediately vest in the event that, and as such time as, the Company has a change in control or is acquired by another entity or company. (For purposes of this Agreement, "change in control" has not occurred if the event-in-question does not require mandatory disclosure pursuant to Item 1 of S.E.C. Form 8-K.)

      In addition, you will continue to receive our standard Company benefits package, including a life, medical and dental insurance package, which is 25% contributory; and participation in our 401(k) plan. You will also continue to be entitled to 15 vacation and 5 sick/personal days annually.

      Kindly sign below to acknowledge your understanding and acceptance of, and agreement with, all of the terms contained in this Agreement.


                                            Sincerely,

                                            /S/ Jeffrey T. Slovin
                                            ----------------------
                                            Jeffrey T. Slovin
                                            President and COO


The Foregoing is Accepted
and Agreed to in its Entirety


/S/ Michael Stone
-----------------------------
Michael Stone